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                                                                   EXHIBIT 10.10

                             [BARCLAYS LETTERHEAD]



PRIVATE AND CONFIDENTIAL
------------------------


The Directors
Independent Energy (UK) Limited
Dominion Court
43 Station Road
Solihull B91 3RT                                                 15 July 1998

Dear Sirs:


     This Letter of Variation should be read in conjunction with our original Facility Letter dated 24th March 1998 and Letters of Variation respectively dated 2nd April 1998 and 26th June 1998.

     I am pleased to confirm the agreement of the Bank to the temporarily increase in the overdraft limit to a level of (Pounds)6.0M until the 31st July 1998 whereupon such overdraft limit will reduce to a level of (Pounds)1.5M through to expiry on the 17th March 1999. This remains of course subject to the usual overriding condition that such overdraft facilities are repayable upon receipt of the Bank's written demand at any time.

     In addition, the Stand-By Letter of Credit line is forthwith increased to (Pounds)17.00M through to the same date of the 17th March 1999. This is however solely to facilitate the requirement whereby the Bank are to provide a (Pounds)7M guarantee in favour of Vertex Data Science Ltd which in turn will only be issued under full cash collateral and for a maximum of a two year term. This cash collateral condition will be subject to review once the company is in a position to evidence that they have met the levels of turnover required within the underlying contract with Vertex. Please re-contact us when such new bank guarantee is required.

     Assuming that the aforementioned details meet with your approval, would you please signify your acceptance of this further variation by arranging for the attached duplicate of this letter to be suitably acknowledged and returned to me as soon as possible, together with a copy of the supporting Board Resolution, a specimen of which is also enclosed.


Yours faithfully,

/s/ DR Ashton

DR ASHTON
SENIOR CORPORATE MANAGER